Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full Year 2015 Results

2016 Operating Assumptions and Earnings Guidance Announced

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 23, 2016--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the fourth quarter and fiscal year ended December 27, 2015.

Highlights

  Fourth quarter earnings per diluted share of $0.62 in 2015 compared to $0.52 in 2014, an increase of 19.2%
  Adjusted earnings per diluted share of $2.09 for full year 2015, excluding a legal settlement, or an increase of 19.4% over 2014; reported earnings per diluted share of $1.89 for full year 2015
  System-wide comparable sales increases of 1.9% for North America and 5.3% for International for the fourth quarter; System-wide comparable sales increases of 4.2% for North America and 6.9% for International for the full year
  107 worldwide net unit openings in the fourth quarter and 230 for the full year, of which 182 were International and 48 were in North America

“I’d like to congratulate our entire team for making 2015 another great year for the Papa John’s brand,” said Papa John’s founder, chairman and CEO John Schnatter. “From continued improvements to our product, to digital innovations, to growing our international footprint – all while again growing EPS nearly 20% and running strong positive comp sales – this year has left us tremendously well-positioned entering 2016.”

Fourth quarter 2015 revenues were $416.8 million, a 2.0% decrease from fourth quarter 2014 revenues of $425.5 million. Fourth quarter 2015 net income increased 16.6% to $24.7 million, compared to fourth quarter 2014 net income of $21.2 million. Fourth quarter 2015 diluted earnings per share were $0.62, or a 19.2% increase, compared to fourth quarter 2014 diluted earnings per share of $0.52.

Full year 2015 revenues were $1.64 billion, a 2.5% increase from 2014 revenues of $1.60 billion. Full year 2015 net income was $75.7 million ($83.7 million, or a 14.1% increase, excluding the after-tax expense of a legal settlement as detailed in the “Item Impacting Comparability” table), compared to 2014 net income of $73.3 million. Full year 2015 diluted earnings per share were $1.89 ($2.09, or a 19.4% increase, excluding the legal settlement), compared to 2014 diluted earnings per share of $1.75.

Global Restaurant and Comparable Sales Information

		Three Months Ended		Year Ended
		Dec. 27, 2015	Dec. 28, 2014	Dec. 27, 2015	Dec. 28, 2014

	Global restaurant sales growth (a)	3.4%	6.6%	5.3%	9.8%

	Global restaurant sales growth, excluding the impact of foreign currency (a)	5.7%	8.2%	7.8%	10.6%

	Comparable sales growth (b)
	Domestic company-owned restaurants	3.4%	5.9%	5.9%	8.2%
	North America franchised restaurants	1.3%	3.4%	3.6%	6.2%
	System-wide North America restaurants	1.9%	4.1%	4.2%	6.7%

	System-wide international restaurants	5.3%	8.9%	6.9%	7.4%

(a)	Includes both company-owned and franchised restaurant sales.

(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues decreased $8.7 million, or 2.0%, for the fourth quarter of 2015 and increased $39.2 million, or 2.5%, for the full year. The decrease for the three-month period was primarily due to lower FOCUS equipment sales, as anticipated, since the rollout is now complete and lower domestic commissary sales from lower commodity costs. The following summarizes changes in our revenues for the fourth quarter and full year:

  Domestic company-owned restaurant sales increased $8.4 million, or 4.6%, and $54.5 million, or 7.8%, for the fourth quarter and full year 2015, respectively, primarily due to increases of 3.4% and 5.9% in comparable sales and increases of 1.9% and 2.7% in equivalent units.
  North America franchise royalty revenue increased approximately $800,000, or 3.4%, and $5.6 million, or 6.3%, for the fourth quarter and full year 2015, respectively, primarily due to increases of 1.3% and 3.6% in comparable sales, increases of 1.2% and 1.0% in equivalent units and lower royalty incentives.
  Domestic commissary sales decreased $7.2 million, or 4.4%, and $13.9 million, or 2.2%, for the fourth quarter and full year, respectively, primarily due to lower revenues associated with lower cheese prices, somewhat offset by increases in restaurant sales volumes. Our pricing for cheese is based on a fixed dollar markup; when cheese prices decrease, revenues decrease with no overall impact on the related dollar margin.
  Other sales decreased approximately $9.9 million, or 40.3%, and $9.5 million, or 12.8%, for the fourth quarter and full year 2015, respectively. As previously discussed, the decreases are primarily due to the lower FOCUS equipment sales, as anticipated. The higher levels of FOCUS equipment sales in the fourth quarter and full year of 2014 had no significant impact on operating results.
  International revenues decreased approximately $900,000, or 3.4%, for the fourth quarter and increased approximately $2.2 million, or 2.2%, for the full year 2015. The decrease for the fourth quarter was primarily due to lower sales at company-owned restaurants in China due to the disposition of eleven restaurants in 2014 and negative comparable sales. This decrease was partially offset by higher royalties and commissary revenues due to an increase in the number of franchised restaurants and an increase in franchised comparable sales, calculated on a constant dollar basis. The increase for the full year was primarily due to higher royalties and commissary revenues from the increase in the number of franchised restaurants and an increase in franchised comparable sales. These increases were partially offset by lower sales at company-owned restaurants in China. Foreign currency exchange rates had a negative impact on revenues of approximately $1.5 million and $7.5 million for the fourth quarter and full year, respectively.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis for the fourth quarter and full year 2015. Full year 2015 adjusted income before income taxes excludes the previously mentioned legal settlement (as detailed in the “Item Impacting Comparability” section).

	Three Months Ended
	Dec. 27,	Dec. 28,	Increase
(In thousands)	2015	2014	(Decrease)

Domestic company-owned restaurants	15,267	$8,900	$6,367
Domestic commissaries	12,027	13,143	(1,116)
North America franchising	21,770	20,620	1,150
International	4,084	3,179	905
All others	1,075	141	934
Unallocated corporate expenses	(15,260)	(14,035)	(1,225)
Elimination of intersegment profits	(40)	443	(483)
Total income before income taxes	$38,923	$32,391	$6,532

	Year Ended
	As Reported	Legal	Adjusted		Adjusted
	Dec. 27,	Settlement	Dec. 27,	Dec. 28,	Increase
(In thousands)	2015	expense	2015	2014	(Decrease)

Domestic company-owned restaurants	$56,452	$-	$56,452	$40,969	$15,483
Domestic commissaries	44,721	-	44,721	39,317	5,404
North America franchising	83,315	-	83,315	77,009	6,306
International	10,891	-	10,891	7,250	3,641
All others	845	-	845	(9)	854
Unallocated corporate expenses	(75,896)	12,278	(63,618)	(49,440)	(14,178)
Elimination of intersegment profits	(1,181)	-	(1,181)	(841)	(340)
Total income before income taxes	$119,147	$12,278	$131,425	$114,255	$17,170

Fourth quarter 2015 income before income taxes increased approximately $6.5 million, or 20.2%. This increase was primarily due to the following:

  Domestic company-owned restaurants income increased $6.4 million primarily due to higher profits from the 3.4% increase in comparable sales, lower commodity costs and lower insurance costs including non-owned automobile claims of approximately $3.4 million. The improvement in insurance costs is primarily attributable to 2014 including significant adverse claims experience in the fourth quarter. The market price for cheese averaged $1.60 per pound for the fourth quarter of 2015, compared to $1.99 per pound in the fourth quarter of 2014.
  North America franchising income increased $1.2 million primarily due to higher royalties attributable to the 1.3% and 1.2% increases in comparable sales and equivalent units, respectively, and lower royalty incentives.
  International income increased approximately $900,000 primarily due to higher royalties from an increase in units and comparable sales of 5.3% and an improvement in China results, including lower depreciation expense of $500,000 as we are no longer depreciating our China company-owned restaurants, which are classified as held for sale. This was somewhat offset by the negative impact of foreign currency exchange rates of approximately $600,000.
  The results for the “All others” segment increased approximately $900,000 primarily due to lower costs for our digital ordering business and a higher margin at our print and promotions business as the prior year included a reduced cost direct mail campaign offered to our domestic franchised restaurants.

These increases were partially offset by the following decreases:

  Domestic commissaries income decreased approximately $1.1 million due to a planned lower margin. We manage commissary results on a full year basis and the margins can vary somewhat by quarter.
  Unallocated corporate expenses increased approximately $1.2 million primarily due to increases in management incentive costs from higher annual operating results, health insurance claims costs, and interest costs from higher levels of debt and a higher effective interest rate. These increases were partially offset by lower legal costs.

Income before income taxes increased $17.2 million, or 15.0%, for the full year 2015, excluding the $12.3 million legal settlement. This increase was primarily due to the following:

  Domestic company-owned restaurants income increased $15.5 million primarily due to higher profits from the 5.9% increase in comparable sales and lower commodity costs. These increases were partially offset by higher depreciation expense of $1.1 million associated with FOCUS equipment. The market price for cheese averaged $1.61 per pound for 2015, compared to $2.12 per pound for the prior year.
  Domestic commissaries income increased approximately $5.4 million primarily due to incremental profits from higher restaurant volumes and a higher margin, partially offset by incremental insurance expense from higher automobile claims costs of approximately $1.5 million.
  North America franchising income increased $6.3 million primarily due to higher royalties attributable to the 3.6% and 1.0% increases in comparable sales and equivalent units, respectively, and lower royalty incentives.
  International income increased approximately $3.6 million primarily due to an increase in units and comparable sales of 6.9%, which resulted in both higher royalties and an increase in United Kingdom commissary results. Additionally, our Company-owned China results improved primarily due to lower non-operating costs of $1.5 million for impairment, disposition and depreciation. These increases were partially offset by the negative impact of foreign currency exchange rates of approximately $2.8 million.
  The results for the “All others” segment increased approximately $900,000 primarily due to lower infrastructure costs to support our digital ordering business.

These increases were partially offset by higher unallocated corporate expenses of approximately $14.2 million primarily due to higher salaries and benefits, including an increase in health insurance claims costs, as well as increased interest costs associated with higher levels of debt and a higher effective interest rate. In addition, management incentive compensation costs increased in 2015 due to higher annual operating results.

The effective income tax rates were 32.5% and 31.2% for the fourth quarter and full year 2015, respectively, representing an increase of 1.5% for the fourth quarter and a decrease of 0.8% for the full year period. Our effective income tax rate may fluctuate from quarter to quarter for various reasons. The 2015 full year rate includes higher benefits from various tax deductions and credits.

The company’s free cash flow, a non-GAAP financial measure, was as follows (in thousands):

		Year Ended
		Dec. 27,	Dec. 28,
		2015	2014

	Net cash provided by operating activities (a)	$160,312	$122,632
	Purchases of property and equipment (b)	(38,972)	(48,655)
	Free cash flow	$121,340	$73,977

(a)

The increase of approximately $37.7 million was primarily due to higher operating income and favorable changes in inventory and other working capital items. The prior year included higher inventory levels of equipment to support the rollout of FOCUS to our domestic franchised restaurants. The legal settlement does not impact cash provided by operating activities as it was paid in January 2016.

(b)

The decrease of approximately $9.7 million is primarily due to the prior year including FOCUS equipment costs for domestic Company-owned restaurants and higher levels of FOCUS software development costs.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for dividends, share repurchases and discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the full year ended December 27, 2015.

Global Restaurant Unit Data

At December 27, 2015, there were 4,893 Papa John’s restaurants operating in all 50 states and in 39 international countries and territories, as follows:

	Domestic Company -owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 27, 2015	697	2,664	3,361	1,425	4,786
Opened	8	38	46	93	139
Closed	(2)	(17)	(19)	(13)	(32)
Acquired (divested)	4	(4)	-	-	-
Ending - December 27, 2015	707	2,681	3,388	1,505	4,893

Year-to-date
Beginning - December 28, 2014	686	2,654	3,340	1,323	4,663
Opened	16	106	122	235	357
Closed	(2)	(72)	(74)	(53)	(127)
Acquired (divested)	7	(7)	-	-	-
Ending - December 27, 2015	707	2,681	3,388	1,505	4,893

Unit growth	21	27	48	182	230

% increase	3.1%	1.0%	1.4%	13.8%	4.9%

Our development pipeline as of December 27, 2015 included approximately 1,140 restaurants (200 units in North America and 940 units internationally), the majority of which are scheduled to open over the next six years.

Item Impacting Comparability

The following table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures, for the fourth quarter and year ended December 27, 2015:

	Three Months Ended		Year Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
(In thousands, except per share amounts)	2015	2014	2015	2014

Income before income taxes, as reported	$38,923	$32,391	$119,147	$114,255
Legal Settlement expense	-	-	12,278	-
Income before income taxes, as adjusted	$38,923	$32,391	$131,425	$114,255

Net income, as reported	$24,695	$21,181	$75,682	$73,315
Legal Settlement expense	-	-	7,986	-
Net income, as adjusted	$24,695	$21,181	$83,668	$73,315

Diluted earnings per share, as reported	$0.62	$0.52	$1.89	$1.75
Legal Settlement expense	-	-	0.20	-
Diluted earnings per share, as adjusted	$0.62	$0.52	$2.09	$1.75

The legal settlement expense represents a pre-tax expense of $12.3 million for a legal settlement preliminarily approved by the court and recorded in the quarter ended June 28, 2015. The court issued the final approval on January 12, 2016 and the funds were then remitted to the administrator for payment to the class and the plaintiffs’ attorneys. This collective and class action, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc., which included approximately 19,000 drivers, alleged delivery drivers were not reimbursed in accordance with the Fair Labor Standards Act. The company continues to deny any wrongdoing in this matter.

The non-GAAP results shown above, which exclude the legal settlement, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the legal settlement is important for purposes of comparison to prior year results. In addition, management uses this metric to evaluate the company’s underlying operating performance and to analyze trends.

Share Repurchase Activity

In February 2016, the company’s Board of Directors approved a $75 million increase in the amount of common stock that may be purchased under the company’s share repurchase program through February 2017, bringing the total authorized under the program to $1.525 billion since its inception in 1999. Approximately $167.1 million remains available under the company’s share repurchase program as of February 16, 2016.

The following table reflects our repurchases for the fourth quarter and full year 2015 and subsequent repurchases through February 16, 2016 (in thousands):

Period	Number of Shares	Cost

Fourth Quarter 2015	637	$39,627

Full Year 2015	1,845	$119,793

December 28, 2015 through February 16, 2016	860	$42,589

There were 39.4 million and 40.0 million diluted weighted average shares outstanding for the fourth quarter and full year 2015, respectively, representing decreases of 3.5% and 4.1%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.02 and $0.08, respectively, for the fourth quarter and full year 2015 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 38.6 million actual shares of the company’s common stock were outstanding as of December 27, 2015.

2016 Key Operating Assumptions and Earnings Guidance

Earnings per Share (EPS) – The company projects 2016 EPS to increase to a range of $2.30 to $2.40, or increase 10% to 15% over 2015 EPS of $2.09, excluding the legal settlement.

Comparable Restaurant Sales – North America system-wide comparable sales are expected to increase 2% to 4% in 2016. International comparable sales are expected to increase 5% to 7%, on a constant dollar basis, in 2016.

Worldwide Net Unit Growth – Worldwide net unit growth in 2016 is expected to range between 180 and 210 units, with approximately 75% of the net unit growth in International markets.

Revenues – Total consolidated revenues are expected to increase 4% to 6% in 2016.

Income Before Income Taxes Margin – Consolidated income before income taxes margin in 2016 is expected to increase up to 25 basis points over 2015 levels. We are assuming full-year block cheese prices in the low $1.60’s per pound.

Income Tax Rate – The income tax rate in 2016 is expected to range from 31.0% to 32.5%.

Share Repurchases and Debt – The company expects to repurchase shares of its outstanding stock in a range of $100 to $150 million. Debt is expected to range between 1.5x and 2.0x 2016 earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Capital Expenditures – Capital expenditures for 2016 are expected to approximate $55 to $60 million. This includes a new domestic commissary in the Southeast Region to be completed in 2017, company-owned unit development in the U.S., investments in technology and routine capital replacement.

Conference Call

A conference call is scheduled for February 24, 2016 at 10:00 a.m. Eastern Time to review our fourth quarter and full year 2015 earnings results and 2016 guidance. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 45364479.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Annual Meeting Date Scheduled

The 2016 Annual Meeting of Stockholders will be held on Thursday, April 28, 2016, at 11:00 am local time at the company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability in our international markets, especially emerging markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	Dec. 27, 2015	Dec. 28, 2014	Dec. 27, 2015	Dec. 28, 2014
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$192,999	$184,585	$756,307	$701,854
Franchise royalties	24,527	23,715	95,046	89,443
Franchise and development fees	344	233	1,010	726
Domestic commissary sales	158,407	165,640	615,610	629,492
Other sales	14,601	24,475	64,711	74,179
International:
Royalties and franchise and development fees	7,395	6,961	27,289	25,730
Restaurant and commissary sales	18,543	19,900	77,402	76,725
Total revenues	416,816	425,509	1,637,375	1,598,149

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	46,009	46,087	178,952	175,733
Salaries and benefits	52,609	49,011	207,998	188,234
Advertising and related costs	17,609	16,484	67,164	63,463
Occupancy costs and other restaurant operating expenses	37,055	39,677	150,092	144,628
Total domestic company-owned restaurant expenses	153,282	151,259	604,206	572,058

Domestic commissary expenses:
Cost of sales	121,704	128,638	471,812	492,940
Salaries and benefits and other commissary operating expenses	24,295	23,819	96,715	91,981
Total domestic commissary expenses	145,999	152,457	568,527	584,921

Other operating expenses	13,170	23,622	60,896	71,068
International restaurant and commissary expenses	15,297	16,352	63,506	63,718
General and administrative expenses	37,392	36,367	157,421	140,566
Other general expenses	1,778	1,583	6,205	8,223
Depreciation and amortization	9,669	10,426	40,307	39,965
Total costs and expenses	376,587	392,066	1,501,068	1,480,519

Operating income	40,229	33,443	136,307	117,630
Legal settlement expense	-	-	(12,278)	-
Net interest expense	(1,306)	(1,052)	(4,882)	(3,375)
Income before income taxes	38,923	32,391	119,147	114,255
Income tax expense	12,642	10,036	37,183	36,558
Net income before attribution to noncontrolling interests	26,281	22,355	81,964	77,697
Income attributable to noncontrolling interests	(1,586)	(1,174)	(6,282)	(4,382)
Net income attributable to the company	$24,695	$21,181	$75,682	$73,315

Calculation of income for earnings per share:
Net income attributable to the company	$24,695	$21,181	$75,682	$73,315
Decrease (increase) in noncontrolling interest redemption value	(127)	37	65	(44)
Net income attributable to participating securities	(102)	(107)	(325)	(402)
Net income attributable to common shareholders	$24,466	$21,111	$75,422	$72,869

Basic earnings per common share	$0.63	$0.53	$1.91	$1.78
Diluted earnings per common share	$0.62	$0.52	$1.89	$1.75

Basic weighted average common shares outstanding	38,909	40,097	39,458	40,960
Diluted weighted average common shares outstanding	39,367	40,789	40,000	41,718

Dividends declared per common share	$0.175	$0.14	$0.63	$0.53

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	Year Ended
	Dec. 27, 2015	Dec. 28, 2014
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$21,006	$20,122
Accounts receivable, net	63,320	56,047
Notes receivable, net	7,816	6,106
Income tax receivable	272	9,527
Inventories	21,564	27,394
Prepaid expenses and other current assets	29,313	28,564
Assets held for sale	9,299	-
Total current assets	152,590	147,760

Property and equipment, net	214,044	219,457
Notes receivable, less current portion, net	11,105	12,801
Goodwill	79,657	82,007
Deferred income taxes	2,415	3,914
Other assets	35,101	38,616
Total assets	$494,912	$504,555

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$43,492	$38,832
Income and other taxes payable	8,527	9,637
Accrued expenses and other current liabilities	80,918	58,293
Total current liabilities	132,937	106,762

Deferred revenue	3,190	4,257
Long-term debt	256,000	230,451
Deferred income taxes	4,610	13,940
Other long-term liabilities	47,606	41,875
Total liabilities	444,343	397,285

Redeemable noncontrolling interests	8,363	8,555

Total stockholders' equity	42,206	98,715
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$494,912	$504,555

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	Dec. 27, 2015	Dec. 28, 2014

Operating activities
Net income before attribution to noncontrolling interests	$81,964	$77,697
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,232	1,795
Depreciation and amortization	40,307	39,965
Deferred income taxes	(6,246)	4,422
Stock-based compensation expense	9,423	8,712
Other	4,633	4,738
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,179)	(5,741)
Income taxes receivable	9,255	(9,527)
Inventories	4,967	(2,838)
Prepaid expenses and other current assets	(1,596)	(4,781)
Other assets and liabilities	620	915
Accounts payable	4,804	3,171
Income taxes and other taxes payable	(1,113)	5,233
Accrued expenses and other current liabilities	21,201	(665)
Deferred revenue	40	(464)
Net cash provided by operating activities	160,312	122,632

Investing activities
Purchases of property and equipment	(38,972)	(48,655)
Loans issued	(4,741)	(6,816)
Repayments of loans issued	5,183	4,254
Acquisitions, net of cash acquired	(922)	(4,773)
Proceeds from divestitures of restaurants	-	400
Other	500	556
Net cash used in investing activities	(38,952)	(55,034)

Financing activities
Net proceeds on line of credit facility	25,549	72,551
Cash dividends paid	(24,844)	(21,735)
Excess tax benefit on equity awards	10,151	10,282
Tax payments for equity award issuances	(10,965)	(9,235)
Proceeds from exercise of stock options	5,197	5,837
Acquisition of Company common stock	(119,793)	(117,400)
Contributions from noncontrolling interest holders	684	1,086
Distributions to noncontrolling interest holders	(6,550)	(2,800)
Other	444	491
Net cash used in financing activities	(120,127)	(60,923)

Effect of exchange rate changes on cash and cash equivalents	(349)	(223)
Change in cash and cash equivalents	884	6,452
Cash and cash equivalents at beginning of period	20,122	13,670

Cash and cash equivalents at end of period	$21,006	$20,122

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer